Exhibit 10.2

FEDERAL HOME LOAN BANK OF PITTSBURGH

ANNUAL INCENTIVE COMPENSATION PLAN

(Revised 1/1/05)

I.	EFFECTIVE DATE

The Annual Incentive Compensation Plan (the Plan) of the Federal Home Loan Bank of Pittsburgh is effective as of January 1, 1991. Annual Incentive Compensation Awards (Awards) may be paid for each Plan Year (January 1 to December 31) thereafter, in accordance with the provisions of the Plan.

II.	PURPOSE AND OBJECTIVES

The Annual Incentive Compensation Plan is designed to attract, retain and motivate key Bank employees. The Plan seeks to support the annual planning process and achievement of the Bank’s operational and profitability goals. Within this overall purpose, there are three primary objectives:

•	To focus attention on the establishment and achievement of objective goals which are linked to the Bank’s business plan and success factors.

•	To provide opportunities to earn financial rewards based on improved Bank performance and individual contributions to that performance.

•	To ensure that variable compensation opportunities are reasonable and comparable with incentive payments made to employees of other similar businesses, including financial institutions, with similar duties and responsibilities.

III.	PLAN ADMINISTRATION

The Plan is administered by the President, the Human Resources Committee of the Board of Directors (the Committee), and the Board of Directors (the Board).

A.	Responsibilities of the President

The President will provide recommendations to the Committee and the Board regarding Plan participation, Bank and individual performance goals, Bank and individual achievements, and Awards for executive management. The President is responsible for approval of Plan participation, Bank and individual performance goals, Bank and individual achievements, and Awards for staff below the executive management level. The President’s responsibilities also include monitoring the effectiveness of the Plan, the payment process, and providing recommendations to the Committee and the Board regarding modifications to the Plan.

FEDERAL HOME LOAN BANK OF PITTSBURGH
ANNUAL INCENTIVE COMPENSATION PLAN

B.	Responsibilities of the Committee

The Committee will review all Plan recommendations and revisions (including all performance goals and Awards) from the President and present final recommendations to the Board for its approval. In addition, the Committee will review the performance of the President and determine an annual Award, to be recommended to the Board for its approval.

C.	Responsibilities of the Board

The Board will review and approve as appropriate all recommendations from the Committee and the President.

IV.	ELIGIBILITY

All Bank staff are eligible to participate in the Plan. Participation for executive management is recommended by the President to the Committee and approved by the Board.

Eligibility is reviewed annually to assure continued appropriateness, and participants are notified by Human Resources of their participation in the Plan. Upon designation as a participant, each participant will be given a copy of the Plan. No employee will have the automatic right to be selected as a participant for any year or, having been selected as a participant for one year, be considered a participant for any other year.

V.	INCENTIVE AWARD OPPORTUNITY

Certain positions have a greater and more direct impact than others on the achievement of Bank performance. Those differences are recognized by varying the incentive opportunity, expressed as a percentage of a participant’s base salary or, in the case of non-exempt employees such employees’ total base salary and overtime earnings over the plan year.

A summary of the annual incentive plan award levels is attached as Attachment 1. Each participant shall be provided with a separate attachment showing their level of participation in the Plan. Awards for performance results between the threshold and maximum levels are calculated as a percentage of the target level.

VI.	PERFORMANCE MEASURES

The Plan is designed to reward participants to the extent the participant meets objective performance goals related to Bank and/or individual performance criteria established by the Board. The mix of Bank and individual performance goals is determined for each participant at the onset of each Plan Year.

FEDERAL HOME LOAN BANK OF PITTSBURGH
ANNUAL INCENTIVE COMPENSATION PLAN

Bank-wide Performance Goal

One or more Bank-wide goal(s) are established for each Plan Year. These goals can be both quantitative and qualitative, and are established on the basis of the annual operating budget and business plan as approved by the Board.

A performance schedule is established to indicate potential total awards payable at various levels of performance: the threshold level below which no award is paid, the target objective, and a maximum level which defines the limit of maximum incentive payment under the plan.

For executive management and various other positions in the Bank, generally the greater the control and influence a participant can exert over Bank-wide goals, the larger a portion of their incentive award will be based on Bank performance.

Individual Goals

The establishment of individual goals is based upon objective individual performance initiatives which are mutually agreed upon by the participant and Bank management. These goals represent clearly defined and meaningful accomplishments desired within the framework of the responsibilities of the participant. Each goal will be designed to be attainable, within specific timeframes, but not without significant effort.

Goals may be related solely to one individual, or may relate to a group of two or more individuals whose efforts are required to produce the results. At the President’s discretion, the goals may be equally weighted or assigned different weights and emphasis. The minimum weight is 10% and the total weightings equal 100%. Goals will be established at three performance levels: threshold, target, and maximum, if appropriate.

Individual goals are normally established on the basis of the annual operating budget and business plan. Goals may apply to the full Plan Year or to a portion of the Plan Year, as appropriate. For the President, goals will be established by the Board. For the Executive Vice President, in addition to the Bank’s financial goal(s), the President establishes additional individual performance goals based upon criteria established by the Board.

Revisions and Amendments

Bank-wide and Individual performance goals are determined for the entire year. Recognizing, however, that circumstances and priorities may change during the year, the President may submit to the Committee and the Board revisions to Bank-wide goals during the course of the Plan Year at such time as he may choose. The Committee and the Board will determine, at its discretion, whether Bank-wide goals will be amended. The President will inform the Committee of any revisions to executive management’s individual goals which are required throughout the Plan Year.

FEDERAL HOME LOAN BANK OF PITTSBURGH
ANNUAL INCENTIVE COMPENSATION PLAN

VII.	AWARD DETERMINATION

At the conclusion of each Plan Year, the President, after considering the Bank’s performance against its Bank-wide goal(s) and each participant’s performance against his/her individual performance goals, shall recommend to the Committee and the Board the annual incentive award to be paid to executive management for that Plan Year, if any. The President is responsible for approval of Awards to be paid to staff below the executive management level. A participant who is on formal corrective action for performance anytime during the plan year will not be eligible for an award. In order for any annual incentive payment to be made, the most recent examination by the Federal Housing Finance Board of the participant’s area(s) of responsibility must not have identified any unsafe or unsound practice or condition.

Unless otherwise directed by the Board, payments of Awards under the Plan shall be made as soon as possible after the Board has made a determination regarding the payment of Awards but no later than 2 1/2 months after the close of the Plan year. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether federal, state, or local. The payment of any Award shall be subject to such obligations, terms and conditions as the Committee or the Board may specify in making the Award and, in exercising its discretion to make any Award determination hereunder, the Board may choose to consider factors such as overall Bank financial performance, operating environment, and other relevant considerations. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

Participants who terminate employment with the Bank for any reason, other than death, disability or retirement prior to the end of the Plan Year will not be eligible for an Award. If a participant ceases employment after the Plan Year ends, but before the Board approves the Awards, the President will consider whether the participant should receive an Award.

Participants who are hired prior to July 1 during the Plan year or whose employment ends due to involuntary termination (excluding involuntary termination for cause), death, disability or retirement during the Plan Year may be eligible to be considered for a prorated incentive award.

Each payment of an Award shall be from the general assets of the Bank.

VIII.	TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time-to-time be amended, suspended, or reinstated and may at any time be terminated by action of the Board. Until a determination of Award payment has been made by the Board, no participant has a vested right to an Award under the Plan.

FEDERAL HOME LOAN BANK OF PITTSBURGH
ANNUAL INCENTIVE COMPENSATION PLAN

No amendment, suspension, or termination of the Plan by the Board shall, without the consent of the participant, affect the rights of the participant to any Award previously determined by the Board which has not yet been paid to the participant.

IX.	MISCELLANEOUS PROVISIONS

A.	Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Bank to dismiss any employee, or otherwise terminate the employment or take other action including, but not limited to, removing the employee from the incentive-eligible position, at any time, for any reason, with or without cause.

B.	No participant will have the right to alienate, assign, encumber, hypothecate, or pledge his or her interest in any Award under the Plan, voluntarily or involuntarily, and any attempt to do so dispose of any such interest will be void.

C.	This document is a complete statement of the Plan and as of the date below, supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank will not be bound by or liable to any employee for any representation, promise, or inducement made by any person which is not embodied in this document.

D.	The Board has the power and authority to construe, interpret, and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan will lie within the Board’s absolute discretion and will be binding on all parties.

ATTACHMENT 1
FEDERAL HOME LOAN BANK OF PITTSBURGH
ANNUAL INCENTIVE COMPENSATION PLAN

	Payout			Performance
Eligibility	Threshold	Target	Maximum	Bank	Shared/Individual

Level 1	20.0%	35.0%	50.0%	40.0%	60.0%

Level 2	18.75%	25.0%	37.5%	Up to 40.0%	Up to 70.0%

Level 3	15.0%	20.0%	30.0%	Up to 30.0%	Up to 100.0%

Level 4	14.5%	19.0%	26.5%	Up to 30.0%	Up to 100.0%

Level 5	11.0%	14.0%	19.0%	Up to 30.0%	Up to 100.0%

Level 6	7.5%	9.0%	11.5%	Up to 30.0%	Up to 100.0%

Level 7	3.5%	5.0%	7.5%	Up to 100.0%	Up to 100.0%